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                                                                  ATTACHMENT




                                                  News Release
                                                  For More Information Contact
                                                  Lewis Hay, III
                                                  Chief Financial Officer
                                                  (410) 312-7100
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                                                              IMMEDIATE RELEASE


         JP FOODSERVICE, INC. AND VALLEY FOOD DISTRIBUTORS OF NEVADA
                           ANNOUNCE PROPOSED MERGER

        Columbia, Maryland, May 17, 1996 - JP Foodservice, Inc. ("JP") (NASDAQ:
JPFS) and Valley Food Distributors of Nevada ("Valley") today announced that they have entered into a definitive merger agreement for JP's acquisition of Valley. With sales of $126 million over the last twelve months, Valley is the largest privately-held institutional foodservice distributor serving the burgeoning Las Vegas, Nevada market and is one of the fastest growing foodservice distributors in the United States. Valley's average revenue growth rate over the past three years has been in excess of 19%.

        In discussing the proposed merger, Jim Miller, Chairman, President and Chief Executive Officer, said, "I'm extremely excited to welcome Valley's employees and customers into the ever-growing family of JP Foodservice, Inc. This transaction will allow both JP and Valley shareholders to benefit from the combination of two of the fastest growing companies in the foodservice industry and is expected to be accretive to JP's earnings per share. The merger will extend JP's reach into one of the fastest growing foodservice markets in the country and will establish a foundation for JP's future growth in the western half of the United States. We are very optimistic about Valley's prospects as it has just been recently awarded serveral prime vendor contracts with major hotels and casinos, and has just completed a major expansion of its state-of-the-art distribution facility, providing Valley with substantial capacity for further growth.

        In commenting on the merger, Phil Zobrist, Valley's President and Chief Executive Officer, said, "On behalf of Valley's management team and all of it's employees, we welcome the opportunity to join forces with one of the most dynamic and innovative companies in the foodservice industry. JP's financial strength and business resources, including its rapidly growing line of signature brands and its extensive chain account and vendor relationships, will allow Valley to aggressively pursue market share growth and maintain its position as the foodservice distributor of choice in the Las Vegas market."

        Under the merger agreement, Valley Industries, Inc., Valley's parent company, will be merged into a wholly-owned subsidiary of JP, and the Valley Industries shares will be exchanged for JP common stock. As part of this transaction, JP will also acquire operating assets from an affiliated entity of Valley in exchange for JP common stock.

        Based on a purchase price of $42.2 million (excluding assumption of indebtedness), JP will issue approximately 2,000,000 shares of common stock in the transaction. The purchase price is subject to certain adjustments before closing of the merger. JP currently has approximately 16,000,000 shares of common stock outstanding.

        The proposed merger is subject to a number of customary conditions and is expected to close before the end of August. It is expected that the merger will be treated as a pooling of interests for accounting purposes.





















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        JP is a leading distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid Atlantic, Midwestern and Northeastern regions of the United States. JP markets and distributes approximately 28,000 national, private label and signature brand items to over 21,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools and employs over 2,500 foodservice professionals. JP's diverse customer base compasses both independent and chain businesses, including Perkins Family Restaurants, Subway, Eurest Dining Services and Ruby Tuesday restaurants.